Exhibit 99.1

Press Release

Release Date: February 4, 2008                                                                                   Contact: Thomas A. Vento -
                      at 8:30 a.m. EST                                                                                                        President
                                                           Joseph R. Corrato -
                          Executive Vice
                          President
                          (215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER RESULTS

Philadelphia, Pennsylvania (February 4, 2008) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $610,000 for the quarter ended December 31, 2007 as compared to $896,000 for the same period in 2006.  Earnings per share on the Company’s outstanding common shares were $0.06 for the quarter ended December 31, 2007 compared to $0.08 for the quarter ended December 31, 2006.

Tom Vento, President and Chief Executive Officer, stated “Our earnings, like the vast majority of financial institutions, have decreased in recent quarters due to the continuance of the relatively flat yield curve.  While it may appear tempting in the short term to chase the highest yields available, our strategy is to grow conservatively as market conditions permit.  In accordance with our continued commitment to enhance long-term shareholder value, we previously announced the commencement of our sixth stock repurchase program covering 5% of the shares held by shareholders other than our Mutual Holding Company.  The Mutual Holding Company announced its decision to purchase up to 5% of the shares held by the public shareholders.  To date we have repurchased 1,225,644 shares at an aggregate cost of $16.0 million, or $13.07 per share on average.  In addition, we continue to pay a $.05 per share quarterly dividend on our common shares.”

At December 31, 2007, the Company’s total assets were $470.5 million, a decrease of $3.7 million from $474.2 million at September 30, 2007.  The decrease was primarily attributable to net repayments in the investment and mortgage-backed security portfolios aggregating $3.9 million  combined with decreases in cash and cash equivalents of $2.2 million, offset in part by an increase in net loans receivable of $2.8 million.  The proceeds from securities repayments in addition to excess cash on hand were used to repay higher cost short-term advances from the Federal Home Loan Bank (FHLB) and to repurchase Company stock.

Total liabilities decreased $2.2 million to $391.1 million at December 31, 2007 from $393.2 million at September 30, 2007.  The decrease was primarily the result of the repayment of FHLB advances which decreased by $6.0 million, from $33.7 million at September 30, 2007 to $27.7 million at December 31, 2007.  Also contributing to the decrease was a $2.0 million decrease in accrued interest payable as interest on certificates of deposit is generally paid annually on December 31.  These decreases were partially offset by a $5.6 million increase in deposits, primarily in certificates of deposit.

Stockholders’ equity decreased by $1.5 million to $79.4 million at December 31, 2007 as compared to $81.0 million at September 30, 2007 primarily due to the cost of stock repurchased during the quarter of $1.4 million and the declaration of cash dividends of $547,000, partially offset by net income of $610,000.

Net interest income decreased $322,000 or 10.4% to $2.8 million for the three months ended December 31, 2007 as compared to $3.1 million for the same three month period in 2006. The decrease was primarily due to a $300,000 or 8.3% increase in interest expense. Interest income decreased modestly by $22,000, or 0.3%.    The increase in interest expense resulted primarily from a 19 basis point increase to 4.05% in the weighted average rate paid on interest-bearing liabilities, reflecting the increase in market rates of interest during the past year.  Also contributing to the increase in interest expense was a $12.0 million or 3.2% increase in the average balance of interest-bearing liabilities for the three months ended December 31, 2007, as compared to the same three month period in 2006.

For the quarter ended December 31, 2007, the net interest margin was 2.43%, as compared to 2.72% for the comparable period in 2006.  The compression in the net interest margin reflected a rapid increase in the rates paid on interest-bearing liabilities due to their high interest rate sensitivity, combined with a slight decrease in yields on interest-earning assets.

The Company established a provision for loan losses of $75,000 for the quarter ended December 31, 2007, compared to $60,000 for the comparable quarter in 2006.  At December 31, 2007, the Company’s non-performing assets totaled $2.2 million, or 0.5% of total assets and consisted of four single-family residential real estate loans and one single-family construction loan.   The allowance for loan losses totaled $1.1 million, or 0.5% of total loans and 48.6% of non-performing loans.

Non-interest income decreased $88,000 for the quarter ended December 31, 2007, as compared to the same period in 2006. Non-interest income was higher in the 2006 period due primarily to the successful recovery of $88,000.  This recovery represented a portion of our losses and legal fees related to a previously disclosed lawsuit which was settled in 2004.

Non-interest expense decreased modestly by $5,000 for the quarter ended December 31, 2007 compared to the same quarter in 2006.  Decreases in professional fees were offset by increases in advertising and personnel expenses.

The effective income tax rate remained relatively constant increasing modestly to 32.1% for the quarter ended December 31, 2007 compared to 32.0% for the quarter ended December 31, 2006.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)

	At December 31,	At September 30,
	2007	2007
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$ 470,495	$ 474,192
Cash and cash equivalents	10,041	12,269
Investment securities:
Held-to-maturity	129,076	134,782
Available-for-sale	36,746	38,343
Mortgage-backed securities held-to-maturity	44,196	45,534
Mortgage-backed securities available-for-sale	13,312	8,549
Loans receivable, net	221,968	219,149
Deposits	359,663	354,038
FHLB advances	27,733	33,743
Stockholders’ equity	79,424	80,961
Full service offices	7	7

	Three Months Ended December 31,
	2007	2006
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$6,661	$6,683
Total interest expense	3,894	3,594
Net interest income	2,767	3,089
Provision for loan losses	75	60
Net interest income after provision for loan losses	2,692	3,029
Total non-interest income	222	310
Total non-interest expense	2,016	2,021
Income before income taxes	898	1,318
Income taxes	288	422
Net income	610	896
Basic earnings per share	0.06	0.08
Diluted earnings per share	0.06	0.08

Selected Operating Ratios(1):
Average yield on interest- earning assets	5.84%	5.89%
Average rate on interest-bearing liabilities	4.05%	3.86%
Average interest rate spread(2)	1.79%	2.03%
Net interest margin(2)	2.43%	2.72%
Average interest-earning assets to average interest-bearing liabilities	118.72%	121.92%
Net interest income after provision for loan losses to non-interest expense	133.53%	149.88%
Total non-interest expense to average assets	1.71%	1.72%
Efficiency ratio(3)	67.45%	59.46%
Return on average assets	0.52%	0.76%
Return on average equity	3.01%	4.08%
Average equity to average assets	17.14%	18.69%

At or For the Three Months Ended December 31,
2007	2006

Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	1.01%	0.17%
Non-performing assets as a percent of total assets(5)	0.47%	0.08%
Allowance for loan losses as a percent of total loans	0.45%	0.27%
Allowance for loan losses as a percent of non-performing loans	48.61%	179.23%
Net charge-offs to average loans receivable(6)	0.00%	0.00%

Capital Ratio(4)
Tier 1 leverage ratio
Company	16.78%	18.51%
Bank	15.52%	14.93%
Tier 1 risk-based capital ratio
Company	38.07%	39.49%
Bank	35.23%	31.85%
Total risk-based capital ratio
Company	38.59%	39.95%
Bank	35.75%	32.32%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.  The Company had no real estate owned at December 31, 2007 and 2006.

(6) Actual percentages are less than 0.01%